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                                                                    Exhibit 99.1

[EMULEX LOGO]

FOR IMMEDIATE RELEASE

Investor Contact: Michael J. Rockenbach    Press Contact:  Robin Austin
                  Chief Financial Officer                  Sr. Manager, Public
                  (714) 513-8213                           Relations
                                                           (714) 513-8152

                  EMULEX COMPLETES TENDER OFFER FOR ACQUISITION
                          OF VIXEL AT $10.00 PER SHARE

         COSTA MESA, CALIF., NOVEMBER 13, 2003 - Emulex Corporation (NYSE:ELX) announced today that it has completed the cash tender offer by Aviary Acquisition Corp., its wholly owned subsidiary, to acquire all outstanding shares of Vixel Corporation (NASDAQ:VIXL) for $10.00 net per share, without interest. Approximately 23,895,880 shares (including approximately 2,041,716 shares subject to guaranteed delivery) of Vixel's common stock (including the associated preferred stock purchase and other rights), representing approximately 91.6 percent of Vixel's outstanding common stock, and 2,947,650 shares of Vixel's Series B convertible preferred stock, representing all of Vixel's outstanding preferred stock, were tendered in the offer. Through its wholly owned subsidiary, Emulex has accepted for payment all validly tendered shares. Payments for accepted shares will be made promptly through Computershare Trust Company of New York, the depositary for the offer.

         Emulex intends to complete its acquisition of Vixel through a merger that it expects to effect by early next week, in which all remaining publicly held shares of Vixel common stock that were not validly tendered and purchased in the tender offer, except those shares for which appraisal rights under applicable law have been properly exercised, will be converted into the right to receive $10.00 net per share in cash, without interest, subject to applicable withholding. As a result of this merger, Vixel will become a wholly owned subsidiary of Emulex. Following the merger, Emulex will terminate the listing of Vixel's common stock on the Nasdaq National Market.
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Emulex Completes Tender Offer for Acquisition of
Vixel Shares at $10.00 Per Share
November 13, 2003
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ABOUT EMULEX

         Emulex Corporation is the world's largest supplier and developer of storage networking host bus adapters. Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at www.emulex.com.

ABOUT VIXEL

         Vixel Corporation is a leading provider and innovator of embedded storage connectivity technologies for storage solution providers. Vixel's embedded storage switching and storage networking products have been deployed by leading solution providers such as HP, Apple, Network Appliance, Fujitsu, NEC, Xyratex, Sun Microsystems, Avid Technologies and BlueArc. To find out more about Vixel, visit www.vixel.com.

                              --------------------

         This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.

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